EXHIBIT 6

                               ACTUARIAL CONSENT

                                                                    Exhibit 99-6


                                                          [LOGO] Lincoln
                                                                 Financial Group
                                                                 Lincoln Life

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
350 CHURCH STREET
HARTFORD, CT 06103-1106





April 26, 2002


U. S. Securities & Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549-0506


Re: Variable Life Account B of ING Life Insurance and Annuity Company Corporate Variable Universal Life (File No. 033-75248)
         Post Effective Amendment No. 15

Dear Sir or Madam:

In my capacity as Actuary of The Lincoln National Life Insurance Company, administrator for the above-referenced ING Life Insurance and Annuity Company ("ING") policies, I have provided actuarial advice concerning ING's CVUL and CVUL II Flexible Premium Variable Life Insurance Policy (the "Policies"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 15 to Registration Statement on Form S-6, File No. 033-75248 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policies included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policies. Also, in my opinion the ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Anthony Laudato

Anthony Laudato, FSA, MAAA